MANUFACTURING AGREEMENT

THIS MANUFACTURING AGREEMENT ("Agreement") is made effective as of the 13 day of June 2000 ("Effective Date") by and between Shanghai Industrial Investment (Group), Co., Ltd. a corporation organized under the laws of the People's Republic of China, located at 181 JiangXi Zhong Road, Shanghai, China (the "Manufacturer") and MyTurn.com, Inc., a corporation organized under the laws of the State of Delaware, located at 1080 Marina Village Parkway, Alameda, California 94501, United States of America (the "Customer").

                              W I T N E S S E T H:

     WHEREAS, Customer desires to have Manufacturer manufacture and assemble certain Products (as hereinafter defined) pursuant to one or more Purchase Orders (as hereinafter defined) issued by Customer in accordance with this Agreement; and

     WHEREAS, Manufacturer desires to manufacture and assemble such Products for Customer hereunder;

     NOW, THEREFORE, Customer and Manufacturer, intending to be legally bound, hereby agree as follows:

                             SECTION 1: DEFINITIONS

     Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in the attached Glossary.

                            SECTION 2: SCOPE OF WORK

     2.1 Products. Manufacturer shall manufacture and sell Products to Customer, and Customer shall order and purchase the number of units of the Products set forth on Schedule 2.1 from Manufacturer, in accordance with the terms and conditions of this Agreement. All manufacture of Products by Manufacturer shall be solely for Customer and not for Manufacturer's own account or other purchasers. Manufacturer shall deliver to Customer's specified location only that quantity of Products specified in Customer's Purchase Orders, at prices and the delivery date(s) set forth in such Purchase Orders.

     2.2 Project Coordination. Each party shall appoint a technical coordinator to maintain technical liaison with the other party hereto in connection with the manufacture of the Products. Each party may change its technical co-ordinator from time-to-time upon prior written notice. Communication between the parties regarding design or engineering of the Product shall be between the designated coordinators.



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     2.3 Specifications.  The Customer shall have primary responsibility for the preparation of Specifications for the Product. The parties agree to cooperate with each other to implement changes to the Specifications made by Customer from time to time. The parties shall jointly review the impact of such changes, and, in the event Manufacturer believes that any such change will affect the work performed by Manufacturer under this Agreement, it shall notify Customer and advise Customer of any such effect, including any impact on the manufacture or assembly of the Product, design considerations, and the costs to be incurred by Manufacturer and Customer as a result of such changes.

     2.4 Quality Assurance. Manufacturer will build and test the Products in accordance with the procedures and timetables mutually agreed by the parties from time-to-time in writing (the "Procedures and Timetables"). Manufacturer agrees to comply with applicable quality procedures and testing as set forth in the Statement of Work, including any quality guidelines attached thereto, and Manufacturer shall provide quality-control records and reports to Customer promptly upon request.

     2.5 Packaging. Packaging will be in accordance with Customer's standards, unless otherwise mutually agreed in writing. Customer shall specify in each Statement of Work, or otherwise as agreed by the parties, the trademarks and trade dress features to appear on the Products and the publications to be included in packaging.

                       SECTION 3: SHIPPING/DELIVERY/TITLE

     3.1 FOB Terms. All Products covered under this Agreement shall be made Manufacturer FOB origin, freight collect, or prepaid by Manufacturer and charged to Customer per invoice. Customer may specify the carrier by so indicating within a mutually agreeable, reasonable period of time prior to shipment. The Manufacturer can also, within such period, suggest a carrier for selection by the Customer. If Products are designated for export from the United States, Customer is responsible for assuring compliance with applicable export laws, and Customer will provide Manufacturer with instructions for the handling of export shipments.

     3.2 Delivery. Manufacturer shall fill a Purchase Order pursuant to the delivery terms and dates set forth in such Purchase Order.

     3.3 Title. Title to Customer Components will remain with Customer. Title to any Manufacturer Components included in the Products will pass to Customer upon the earlier of delivery to Customer or Manufacturer's receipt of payment for such items. To the extent not otherwise provided in this paragraph, title to Products will pass to Customer at point of shipment. The foregoing notwithstanding, when a factoring arrangement is agreed and accepted by both parties, the title transfer will be done in accordance with the factoring and related arrangement (the "Factoring Arrangement") signed between the Customer , the Manufacturer and the relevant banks involved in such Factoring Arrangement.



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                      SECTION 4: PRICING AND PAYMENT TERMS

     4.1 Pricing. The purchase price per Product unit and other costs to be paid by Customer for Product(s) accepted under this Agreement are specified in
Schedule 4.1. Changes to such prices shall be agreed on in connection with each material change in an applicable Bill of Materials.

     4.2 Payment. Payment terms are net/60 days after the bill of lading date by T/T transfer. At the same time when the bill of lading is issued, the Manufacturer shall make out invoice to the Customer. In order to secure the payment, the Customer and the Manufacturer agree to enter into a Factoring Arrangement signed between the Customer, Manufacturer, and the relevant banks which are involved in the Factoring Arrangement. Manufacturer and Customer agree that the Bank of America and Industrial and Commercial Bank of China are contemplated to be the banks involved in the Factoring Arrangement, but the Manufacturer and Customer can mutually agree to involve other banks if
necessary.   Payment  should  be  made  strictly   according  to  the  Factoring
Arrangement.

     4.3 Invoicing. Manufacturer may invoice the Customer for Products upon completion and shipment of such Products pursuant to Purchase Orders. To the extent Manufacturer is entitled to do so under the Statement of Work, any Purchase Order, or any Procedures and Timetables, Manufacturer may invoice for Nonrecurring Charges, if any, as set forth in a Statement of Work, upon commencement of production or as otherwise set forth in the applicable Statement of Work and Purchase Order or any written Procedures and Timetables.

     4.4 Taxes. Customer shall be responsible for sales, use, or custom taxes or duties resulting from the sale or shipment of Products in accordance with its Purchase Orders. Customer shall provide tax exemption numbers, if applicable, for such purchases.

     4.5 Factoring Arrangements. In order to finance the payment of the invoices of the Products, Manufacturer, Customer and the relevant banks will enter into the Factoring Arrangement on terms which are mutually agreeable to Manufacturer and Customer. In connection with the Factoring Arrangement, Manufacturer makes the warranty set forth in Section 9.2.

                      SECTION 5: PURCHASE ORDERS/FORECASTS

     5.1 Forecasts. Customer has prior to, or will on, the Effective Date, provide Manufacturer with a forecast of Customer's estimated Product requirements covering period of one-year (the "One-Year Forecast"). Except as provided in Section 5.2, forecast information shall be for planning purposes only and shall not represent Customer's commitment to purchase any or all of such units or create any other obligation whatsoever by Customer. As provided in
Section 3.2, requirements where delivery is scheduled to occur shall be covered by one or more Purchase Orders.




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     5.2 Purchase Orders.  Within six months after the Effective Date,  Customer will provide Manufacturer with its initial Purchase Order(s) for at least the number of Products equal to 80% of the forecasts for the first six months of the One-Year Forecast; however, Customer shall submit a Purchase Order for at least 100,000 units of the Product as one of such initial Purchase Orders promptly after the Effective Date, and a Purchase Order for at least 150,000 units of the Product, also as one of such initial Purchase Orders, within ninety (90) days of the Effective Date. Thereafter, Customer will provide additional Purchase Order(s) on a rolling ninety (90) day basis, for the number of Products equal to 100% of such 90-day forecasts in the One-Year Forecast.

     5.3 Acceptance of Purchase Orders. Manufacturer shall accept Purchase Orders conforming to the requirements of this Agreement and Statements of Work then in effect. Manufacturer may, but is not required to, accept such Purchase Orders which have additional terms, provisions and conditions. Manufacturer shall indicate its acceptance of proposed Purchase Order(s) by written acknowledgment of the Purchase Order(s) within seven (7) working days after receipt .

     5.4 Completion. Upon acceptance of each Purchase Order, Manufacturer will manufacture and assemble the Products called for by such Purchase Order, conduct final testing, and package the Products in accordance with the Products' Specifications.

     5.5 Inspection and Acceptance. Customer will inspect the Products in Manufacturer's warehouse in Shanghai, China for quality assurance prior to shipment to the United States. After inspection, if the quality is up to the standard required by the applicable Statement of Work, the Customer will issue a "Shipment Release Memo", in the form attached hereto as Exhibit 5.5, to the Manufacturer. The Manufacturer should deliver the Products only when it receives the "Shipment Release Memo" from the Customer. When a "Shipment Release Memo" is issued, the Products are deemed to be qualified and accepted by the Customer.

              SECTION 6: PURCHASE ORDER RESCHEDULING/CANCELLATIONS

     6.1 Rescheduling. (a) Customer shall be entitled, without additional charge or payment of associated costs, to change quantities (increase or decrease) or reschedule delivery (acceleration or delay) of up to twenty five percent (25%) of Products that are scheduled for delivery between thirty (30) and sixty (60) days following Customer's request for such change, inclusive, and up to fifty percent (50%) of Products that are scheduled for delivery sixty (60) or more days after the date of such request.

     (b) Manufacturer agrees to use its best efforts to accommodate requests for rescheduling (acceleration and delay) and, before accepting such rescheduling requests, may quote in writing applicable charges resulting from actual changes in costs associated with such




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rescheduling.  If the  parties  are  unable  to  agree  on  such  changes,  then
Manufacturer shall deliver as initially agreed, subject to Customer's right to cancel Purchase Orders as provided herein.

     6.2 Product Modifications. Manufacturer agrees to use its reasonable effort to accommodate changes in versions of a Product within a reasonable time after receiving a written request for such change.

     6.3 Cancellation. Customer may, by written notice, cancel shipments of Products that are scheduled for delivery more than sixty (60) days after receipt of such notice. Upon receipt of notice of cancellation, Manufacturer shall stop work on the canceled portion of existing Purchase Orders immediately. Manufacturer agrees to use its reasonable efforts to return, reuse, or sell any Manufacturer Components covered by the canceled portion of the applicable Purchase Order. Manufacturer will make good faith efforts to effectively minimize costs associated with such cancellation.

     6.4 Cancellation Charges. With respect to canceled Purchase Orders, Customer agrees to pay Manufacturer:

          (a) For Components (other than items provided or paid for by Customer) acquired solely for the execution of such Purchase Order, Manufacturer's out-of-pocket costs for such Components, minus amounts saved as a result of any return, reuse, or sale; plus

          (b) For completed work and work in progress that cannot be used to fill other orders, Manufacturer's costs for actual and reasonable labor and supplies incurred pursuant to Customer's Purchase Orders up to the date of receipt of notice of cancellation.

     In no event shall cancellation charges set forth previously exceed the price of the Products covered by the canceled portion of the Purchase Order.

     To the extent the purchase of long lead time items is authorized in writing by Customer, Customer will purchase such parts to the extent they cannot be returned, reused, or sold, for the amount Manufacturer has paid for such items.

     Obligations for payment for Nonrecurring Charges, as set forth in Statements of Work or Purchase Orders, are not subject to reduction unless associated costs can actually be avoided. If such cost can be avoided, all reasonable effort will be made to minimize such cost and to reduce the required payments in an equitable manner.

     Manufacturer will provide Customer with documentation adequate to support such claim for cancellation charges. Components and completed work and work in progress that are paid for by Customer pursuant to such cancellation charges shall be Customer's property and shall be held or delivered to Customer as Customer may request.



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     Notwithstanding  the  foregoing,  Customer  shall have no obligation to pay cancellation charges where cancellation is occasioned by the failure of Manufacturer to perform its obligations under this Agreement.

                              SECTION 7: COMPONENTS

     7.1 Customer Components. Customer may identify to Manufacturer certain Components that must be used in the manufacturing of the Product. Either these Components may be consigned by Customer or Manufacturer may be directed by Customer to purchase such components from Customer's approved vendor list (the "AVL"). If Manufacturer offers alternative to Customer's AVL, the alternative must be approved in writing by Customer prior to use in production of Products. Manufacturer acknowledges that Customer may have from time- to-time other manufacturers of Products for markets other than North America and Asia who will also need and use the Components in the manufacture of the Product. Accordingly, in times of material shortages in Components, if any, Customer has the right to allocate Components among the various manufacturers, even if Manufacturer has placed an order for Components from a vendor which vendor has accepted such order. Manufacturer hereby agrees to abide by any such allocation to the extent it reduces the number of Components the Manufacturer ordered and shall change its order in such case to no more than the number of Components allocated to the Manufacturer by the Customer, but in any event, such allocation shall not affect Manufacturer's ability to deliver the sufficient amount of Products as ordered by Customer.

     7.2 Programs. If computer programming is incorporated in the Products, procurement of such programming shall be the responsibility of Manufacturer or Customer as set forth in the applicable Statement of Work or Bill of Materials. Any restrictions or payment obligations imposed by the original source on Manufacturer's or Customer's use or handling of such programming shall be set forth in a separate signed writing. There shall be no payment or reimbursement obligation on Customer's part for programming obtained or provided by Manufacturer unless such payments or reimbursements are set forth in a Bill of Materials that indicates that Customer has accepted such obligation.

     7.3 Change in Manufacturer's Components. Any change in vendors of material for Manufacturer components shall be approved in writing by Customer prior to such change.


                         SECTION 8: PERFORMANCE REVIEWS

     Customer  and   Manufacturer   agree  to  review   quarterly  the  business
performance to date of each party to include such items as quality, delivery, communications, responsiveness, and cost fluctuations.

                               SECTION 9: WARRANTY

     9.1 Manufacturer's Warranty - Manufacture. Manufacturer warrants (a) that the Products will conform in all material respects to their Specifications; (b) that subject to the terms



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of the Factoring  Arrangement,  Customer shall receive good and marketable title to the Products upon delivery, free of any liens or claims; and (c) that the Products will be free of defects in workmanship and materials for the lesser of one (1) year after delivery to Customer or one (1) year after purchase and opening of the Products by end-user customers or purchasers. Manufacturer shall have no responsibility for defects in Customer Components, but Manufacturer agrees to cooperate in processing applicable third-party warranty claims and in taking advantage of remedies, if any, available from the original sources of such Customer Components. The foregoing warranty shall not apply if the Products or component parts have been subjected to abuse, misuse, accident, alteration,
or  neglect.  The  aforementioned   warranties  shall  inure  to  Customer,  its
successors and assigns, and those who purchase or use each Product.

     9.2 Manufacturer's Warranty - Factoring Arrangement. Manufacturer warrants that it has obtained a line of credit of One Hundred Million United States Dollars (USD $100,000,000) from the Industrial and Commercial Bank of China to fund the manufacture of the Products, which line of credit is related to the overall Factoring Arrangement.

     9.3 Customer Warranty. Customer warrants it has the right (a) to consign Customer Components to Manufacturer for incorporation in the Products in accordance with the Manufacturing and Design Documentation and (b) to authorize Manufacturer to use, for purposes of manufacturing and assembling the Products hereunder, any information provided by Customer and contained in the Manufacturing and Design Documentation.

     9.4 Liability  and Remedy.  (a) Subject to Section  9.4(b),  Manufacturer's
sole and exclusive liability and customer's sole and exclusive remedy for any claim based on the foregoing warranties shall be, at Manufacturer's option, to repair or replace (with new or functionally equivalent and compatible parts) or if it is unable to repair or replace such Products, credit Customer's account for any Products found not to conform to such warranties during the warranty period. Alternatively, if Customer takes responsibility for processing end-user warranty repairs, Manufacturer shall provide assistance, replacement of Manufacturer Components, processing, and labor for replacement, at no charge, in order for Customer or its representative to respond to such warranty claims. Customer shall request return authorization from Manufacturer prior to release of the defective units. Defective units shall be delivered to Manufacturer freight prepaid and Manufacturer shall be responsible for return destination charges in the United States for verified warranty claims. Manufacturer shall process warranty claims and release repaired or replaced units within seven (7) working days after receipt, provided that consigned or inventory components or assemblies are available.

         (b)  If,

               (i)(A) within the first six-month period commencing upon the first Product shipment date (the "First Shipment Date"), one-half of one percent (0.5%) or more of the Products, and

               (B) After the six month anniversary of the First Shipment Date, one-tenth of one percent (0.1%) or more of the Products,

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          within  the first  thirty  (30) days  after the first use (the  "First
          Use") of the Product by the user, and

               (ii) any time within the warranty period specified previously after the thirtieth day after First Use of the Product, one-half of one percent (0.5%) or more of the Products, exhibit defects of the same kind and nature, and such defects are the result of faulty workmanship by Manufacturer or defects in materials arising from any cause for which Manufacturer is responsible (such as defects in Manufacturer Components), then Manufacturer agrees to give compensation, or render assistance, at Manufacturer's sole expense, to Customer as provided in the following:

               (i) Delivery of replacement Products found to be defective to the place designated by Customer; and

               (ii) Field service for the replacement of such defective Products or reimbursement to Customer of Customer's labor and shipping costs in replacing such defective Products at such rates as may be mutually agreed on from time to time.

The warranty provided in this Section 9.4(b) shall be subject to Customer's satisfaction of the following conditions: (a) a description of the failure of the Products alleged or found to be defective shall be furnished to Manufacturer in writing within thirty (30) days of discovery by Customer of such defect; (b) the defects so described shall be the result of workmanship defects in Manufacture's side and shall be subject to Manufacturer's verification; (c) no Products alleged or found to be defective shall be disposed of by Customer for at least sixty (60) days after Manufacturer receives such description in writing; and (d) such defective Products shall forthwith be returned to Manufacturer by Customer, freight payable at destination, if Manufacturer so requests.

     9.5 Conforming Products. For Products that are returned to Manufacturer by Customer for warranty repair or replacement and are found by Manufacturer to conform to the product Specifications and such conformity is verified by Customer, Customer shall pay Manufacturer shipping charges and duties.

     9.6 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, MANUFACTURER SHALL HAVE NO LIABILITY FOR THE PRODUCTS OR ANY COMPONENTS THEREIN, INCLUDING ANY LIABILITY FOR NEGLIGENCE, MANUFACTURER MAKES AND CUSTOMER RECEIVES NO WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER COMMUNICATION, AND MANUFACTURER SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                       SECTION 10: LIMITATION OF LIABILITY


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     10.1 Exclusion of Certain Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE
FOR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS, LOSS OF USE, OR DATA OR INTERRUPTION OF BUSINESS, WHETHER SUCH ALLEGED DAMAGES ARE LABELED IN TORT, CONTRACT, OR INDEMNITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     10.2 Time Limitations. Actions by either party, however asserted, other than in respect of any infringement of Intellectual Property Rights, shall be commenced within two years from the date the cause of action accrues.

                    SECTION 11: INTELLECTUAL PROPERTY RIGHTS

     11.1 Indemnification. (a) Subject to Section 11.1(b), Manufacturer, at its own expense, shall protect, defend, hold harmless, and indemnify Customer and any subsequent owner of the Products, and shall pay any damages, agreed upon settlement amounts, or necessary costs (including attorney fees and fines) finally awarded with respect to all proceedings or claims against it or them for the infringement of any Intellectual Property Rights resulting from Manufacturer's manufacture and assembly processes or the use of Manufacturer Components where such use necessarily and solely causes the infringement. Customer shall not agree to settle any such proceeding or claim without the written consent of Manufacturer, which consent shall not be unreasonably withheld.

     (b) Manufacturer shall not have any liability hereunder based on (i) required compliance by Manufacturer with Manufacturing and Design Documentation originating with and furnished by Customer (or the combination of the Products with other apparatus not included in the deliveries to Customer), if such compliance (or combination) necessarily and solely gives rise to such proceedings or claims; (ii) infringement or alleged infringement caused solely by Customer Components; (iii) Customer's failure to provide prompt notice to Manufacturer of any such proceeding or claim and copies of all communications, notices, and/or other actions relating to such claim; or (iv) infringements resulting from modifications or alterations made after shipment by Manufacturer.

     11.2 No Other Rights. Except for any licenses and immunities that are expressly granted by this Agreement, nothing in this Agreement or any course of dealing between the parties will be deemed to create a license from either party to the other of any Intellectual Property Right, whether by estoppel, implication, or otherwise.

     11.3 Manufacturing and Design Documentation. Manufacturer shall segregate all Manufacturing and Design Documentation and provide Customer with a set of copies thereof as requested by Customer from time to time. Except for copies needed to be retained for Manufacturer to complete its obligations under this Agreement and one copy which may be


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retained in a segregated manner solely for  nonproductive  archival purposes for reference concerning Manufacturer's obligation hereunder, Manufacturer shall turn over such materials to Customer upon termination of this Agreement.

     11.4 Confidential Exchanges. The parties have executed a Mutual Nondisclosure Agreement, dated May 26, 2000, relating to the exchange of certain confidential information. Such Agreement is hereby incorporated in this Agreement by reference.

     (a) The foregoing notwithstanding, the parties shall mutually prepare a press release announcing the terms of this Agreement to the public, and shall mutually agree to the timing of such release to the public; provided that the substance and timing of such release is sufficient for Customer to comply with its disclosure obligations and requirements under Securities laws, rules and regulations of the United States and the States thereof, and/or the rules and regulations of any Securities Exchange upon which the Customer's securities are, or may, at the time of such required disclosure, be listed or included (collectively, the "Customer Disclosure Obligations"). In any event, Customer may disclose the terms and existence of this Agreement at the appropriate time in order to meet its Customer Disclosure Obligations.

                        SECTION 12: TERM AND TERMINATION

     12.1 Term. This Agreement shall commence on the Effective Date and shall be in effect for an initial term of thirty-six (36) months. Thereafter, this Agreement shall renew for successive terms of one (1) year by mutual agreement of the parties at least six (6) months prior to the end of the initial term or each successive term.

     12.2 Termination of Agreement. Notwithstanding the provisions of Section 12.1, this Agreement may be terminated by either party (unless a specific party is provided for below, then by such specific party) at any time upon the occurrence of any one or more of the following events of default:

          (a) The other party defaults (except for payment default by Customer) in the performance of any material requirement or obligation under this Agreement or any other written agreement between the parties concerning the subject of this Agreement, and such default is not cured within thirty (30) days after written notice of such default is sent to such party, or if such default is not capable of being cured within such thirty (30) days, the breaching party has not commenced and is not continuing to take meaningful steps to cure such default;

          (b) Customer fails to make any payment required by the Factoring Arrangement to Manufacturer on the date due, and fails to cure such default within the time provided in the Factoring Arrangement; or


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          (c)  The other party ceases to do  business,  makes a  composition  or assignment for the benefit of its creditors, makes a general arrangement with its creditors concerning any extension or forgiveness of any of its secured debt, becomes bankrupt or insolvent, suffers or seeks the appointment of a receiver to the whole or any material part of its business, takes any action to liquidate or wind up the whole or any material part of its business, is found subject to any provisions of any bankruptcy code concerning involuntary bankruptcy or similar proceeding, or suffers a material adverse change in its financial position such that payments hereunder may be affected or delayed by a creditor or administrator of the business of the other party.

          (d) The Customer may terminate this Agreement upon thirty (30) days prior written notice in the event it sells all or substantially all of its assets, or is subject of a merger, consolidation or acquisition resulting in the Customer not being the surviving entity, or if a majority of the voting stockholders prior to such merger, consolidation or acquisition are no longer a majority of the Customer after such merger, consolidation or acquisition, provided however if the Customer so terminates the Agreement within the first twelve months of the initial term, Customer shall purchase from Manu- facturer the machinery, equipment, tooling and unused Manufacturer Components that the Manufacturer cannot use for any purpose other than the manufacture of the Product, for an amount equal to Manufacturer's direct cash investment for such machinery, equipment, tooling and unused Manufacturer's Components, which investment amount shall be accounted for and documented by Manufacturer to Customer's reasonable satisfaction.

          (e) The Customer may terminate this Agreement upon thirty (30) days prior written notice if there is an epidemic failure of, or material defect in the Product line as a whole, provided that after joint reasonable efforts by both Manufacture and Customer, the epidemic failure can not be cured within a reasonable period of time requested by the customer.

     12.3 Payment Obligations. No termination of this Agreement shall release Customer from any obligation to pay Manufacturer any amount that has accrued or become payable at or prior to the date of termination.

     12.4 Survival. Notwithstanding any termination of this Agreement, the provisions of Sections 1, 3.3, 4.2, 4.4, 4.5, 6.3 (except in the case of termination by the Customer pursuant to Section 12.2(e)), 6.4, 9, 10, 11, 13.1, 13.2, 13.11, 13.13 and 13.14 shall continue in accordance with their terms. If the Agreement is terminated pursuant to the terms hereof, Purchase Orders shall remain in effect and Manufacturer may continue to obtain parts and supplies to fill such Purchase Orders, unless such Purchase Orders are cancelled by Customer pursuant to Section 6.3 in which case the procedure of Section 6.3 shall be followed with respect to such cancelled Purchase Orders.

                            SECTION 13: GENERAL TERMS

     13.1 Indemnification. Each party shall indemnify and defend the other party against all claims, suits, losses, expenses, and liabilities for bodily injury, personal injury, death, and property damage directly or indirectly caused by any Products or through the intentional acts or negligence of such party or of any person for whose actions said party is legally liable. Both parties shall carry and maintain liability insurance coverage to satisfactorily cover its obligations under this Agreement.

     13.2 Arbitration. Any dispute, controversy, or claim arising out of, relating to, or in connection with, this Agreement, including any question regarding its existence, validity, or termination, shall be referred to and finally resolved by arbitration under the Rules of China International Economic and Trade Arbitration Commission of the China Council for the Promotion of International Trade (CIETAC) in effect at the time of the arbitration, which Rules are deemed to be incorporated by reference into this clause. The place of arbitration shall be Beijing, P. R. China, and the language of the arbitration shall be Chinese and English. The arbitral award shall be in writing and shall be final and binding on the parties. The award may include an award of costs, including reasonable attorneys fees and disbursements. The arbitral award may grant any relief deemed by the arbitration tribunal to be just and equitable, including, without limitation, specific performance. If the Foreign Trade Arbitration Commission is not in existence at the time of the proposed arbitration, this Section 13.2 will have no effect.

     13.3 Independent Contractor Status. Each of the parties hereto shall conduct the work to be performed hereunder as an independent contractor and not as an agent or employee of the other party. Subject to the terms and conditions of this Agreement, each party shall choose the means to be employed and the manner of carrying out its obligations hereunder. Each party shall have sole responsibility for the supervision and payment of its personnel and, except as agreed in writing, all other costs and expenses required to perform its obligations hereunder.

     13.4 Freedom of Action. Except as restricted by Intellectual Property Rights of a party hereto or of third parties, nothing in this Agreement shall limit the right of Customer or Manufacturer to develop, have developed, procure, and/or market products or services now or in the future, including any that may be competitive with those that are subject of this Agreement. Neither party shall be required to disclose planning information to the other except for the forecast described in Section 5.1.

     13.5 Exclusivity. Customer shall meet its Asia and North American requirements for Products exclusively from Manufacturer during the term of this Agreement, provided Manufacturer meets (a) the Product quality, (b) pricing requirements and (c) volume demands, required by Customer, provided herein, in the Schedules and attachments hereto, and in any Purchase Order or any Procedure and Timetable. In addition, the Customer can also purchase Products from the Manufacturer to meet the demand of other markets in the world.

     13.6 Trademarks and Trade Names. Neither this Agreement nor the sale of Products hereunder shall be deemed to give either party any right to use any of the other party's trademarks or trade names without such other party's specific, written consent.

     13.7 Compliance with Governmental Legal Requirements. Manufacturer shall comply with the provisions of all applicable United States federal, state, and local laws, regulations, rules, and ordinances applicable to technology products which are manufactured outside the U.S. and imported into the U.S. Customer shall provide for similar governmental and safety certifications or approvals (including, without limitation, UL clearance). Should the Products fail to meet the applicable approvals, standards, or regulations, other than as a result of pending applications or actions with respect to the issuance thereof,
Manufacturer may cease production until Customer and Manufacturer agree to required changes and applicable qualifications are met without causing breach of this Agreement.

     13.8 Export Controls. Each party agrees that it will not knowingly (a) export or re- export, directly or indirectly, any technical data (as defined by the U.S. Export Administration Regulations), including software received from the other under this Agreement to; (b) disclose such technical data for use in; or (c) export or re-export directly or indirectly, any direct product of such technical data, including software to, a destination to which such export or re-export is restricted or prohibited by U.S. or non-U.S. law without obtaining prior authorization from U.S. Department of Commerce and other competent government authorities to the extent required by those laws. This clause shall survive termination or cancellation of this Agreement.

     13.9 Force Majeure. Neither Customer nor Manufacturer shall be considered in default or liable for any delay or failure to perform any provision of this Agreement if such delay or failure arises directly or indirectly out of an act of nature, acts of the public enemy, freight embargoes, strikes, quarantine restrictions, unusually severe weather conditions, insurrection, riot, and other such causes beyond the control of the party responsible for the delay or failure to perform.

     13.10 Engineering Changes. Customer shall retain engineering control over the entire Product, including Components, subassemblies and all other data and material. All engineering changes and sourcing changes must be approved by Customer before implementation by Manufacturer. The cost increases or decreases incurred as a result of engineering and sourcing changes will be reviewed and an equitable adjustment shall be made in the price or shipping schedule or both, including costs to Manufacturer for any material that is rendered excess due to the change. Such changes will be implemented only upon receipt by Manufacturer of Customer's written request to proceed with the change.

     13.11 Notices. Unless otherwise specified in this Agreement, all notices and other communications permitted or required hereunder shall be in writing and shall be mailed, telecopied, telegraphed, telexed or delivered to the other party at the address set forth in the following (or at such other address as either party shall designate in writing to the other party during the term of this Agreement pursuant to the terms of this Section 13.11) and shall be effective at the earlier of the time received of five working days after dispatch in accordance with the terms of this Section. Each notice to Customer or Manufacturer shall be addressed, until notice of change thereof, as follows:

                  If intended for Customer, to:

                  MyTurn.com, Inc.
                  1080 Marina Village Parkway - 3rd Floor
                  Alameda, California  95401, U.S.A.
                  Attn: Vice President - Manufacturing
                  Telecopier Number:  1 (510) 263-4999

                  If intended for Manufacturer, to:
                  Shanghai Industrial Investment (Group) Co., Ltd
                  181 JiangXi Zhong Road, Shanghai, China
                  Attn: Mr. Shen Pengfei
                  Telephone Number: 86-21-63214373
                  Fax Number: 86-21-63216878
                  E-mail: Siigroup@public3.sta.net.cn
                          ---------------

     13.12 Assignment. (a) Subject to Sections 13.12(b), this Agreement may not be assigned by either party without the prior written consent of the other party, except that Customer may assign this Agreement, in whole or in part, to any successor to all or substantially all of its business and assets relating to the subject matter of this Agreement, or to any subsidiary or affiliate (defined to mean any entity at least 50 percent of whose voting or profits interests are owned or controlled, directly or indirectly, by Customer). Any attempted assignment or transfer of any of the rights, duties, or obligations herein shall be void if not in compliance with this subsection.

     (b) Manufacturer may select manufacturing partners (the "Manufacturing Partners") acceptable to Customer (it is acknowledged that Shanghai Video and Audio Electronics Co. Ltd. is an acceptable manufacturing partner). In such case, (i) the Manufacturing Partners shall be jointly and severally included along with the Manufacturer in the definition of "Manufacturer" herein in the context of the Manufacturer's duties and obligation hereunder and (ii) the Manufacturer shall not be relieved of any duties or responsibilities hereunder.

     13.13 Governing Law . This Agreement shall be governed by the laws of the People's Republic of China.

     13.14 Waiver. No failure or delay on the part of either party hereto in exercising any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy. No provision of this Agreement may be waived except in writing signed by the party granting such waiver.

     13.15 Severability. If any provision of this Agreement is held to be invalid, the other provisions will not be affected.

     13.16 Complete Agreement. This Agreement (including the attachments hereto, Procedures and Timetables after the date hereof and Purchase Orders issued and to be issued hereunder from time to time) constitutes the complete and exclusive final written expression of all the terms of agreement between parties. It supersedes all prior agreements, understandings, and negotiations concerning the matters specified herein. Any representations, promises, warranties or statements made by either party that differ in any way from the terms of this Agreement and any amendments, modifications or changes hereto, shall not be binding on either party unless made in writing and signed by a duly authorized representative of each party.

     13.17 Execution in Counterparts. This agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

     13.18 Approval. This agreement is subject to approval of the Board of Directors of Customer and the Manufacturer's bank.

     13.19 Language. This agreement is written in the Chinese and English version. Both languages are equally authentic. In the event of any discrepancy between the aforementioned versions, the Chinese version shall prevail.

     13.20 Subject to the approval of MyTurn.com's Board of Directors, Customer will issue Manufacturer warrants to purchase 75,000 Common Shares of Customer, with an exercise price equal to the closing price of Customer's Common Shares on the Nasdaq SmallCap Market on the day preceding such Board of Director's approval, which warrants shall be exercisable for a period of five (5) years from the date of issuance. The obligations of Customer in this Section 13.19 is further subject to Manufacturer's provision of all representations, warranties, agreements and other items to Customer which is required for Customer to comply with exemptions from registration under Section 4(2) of the U.S. Securities Act of 1933, as amended, as it relates to the issuance of the warrants.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the Effective Date.

  MYTURN.COM                                     SHANGHAI INDUSTRIAL

                                       INVESTMENT (GROUP) CO., LTD.




By:/s/ Michael Fuchs                    By:/s/ illegible
   ---------------------------             --------------------------
   Michael Fuchs
   ---------------------------             --------------------------
   Name (Print or Type)                    Name (Print or Type)

Title:Chairman and CEO                  Title: Illegible
      ------------------------                 -----------------------

                                    Glossary

Terms in this Agreement, to the extent not defined elsewhere in the Agreement, shall mean as follows:

"Bill of Materials" shall mean a listing or reference for the Components and Programs included in or required for the manufacture or assembly of the Products based on their Specifications. Generic or staple Components may be provided for in general terms sufficient to give Customer an estimate of approximate cost.

"Components" shall mean parts, materials, and supplies included in or required for each Product, as provided in the Bill of Materials for such Product. The Components will include all equipment, Programs, or Intellectual Property Rights included in or required for each Product. Components may be manufactured by or for Manufacturer ("Manufacturer Components") or obtained from or through Customer ("Customer Components"), if so indicated in the Bill of Materials for the Products and otherwise shall be considered obtained by Manufacturer from other sources ("Third-Party Components").

"Days" shall mean calendar days unless otherwise specified, provided that if a deadline falls on a Saturday, Sunday, or holiday, it shall be extended until the following regular business day.

"Delivery" shall mean delivery of Products, FOB Manufacturer's facility in Shanghai, China.

"Intellectual Property Rights" shall mean any rights under patent, semiconductor chip protection, copyright, trade secret, trademark, or similar laws which would restrict the manufacture, assembly, or distribution of the Products or the subsequent use, sale, or repair of the Products as purchased by Customer from Manufacturer hereunder.

"Manufacturing and Design Documentation" shall mean materials and media provided to Manufacturer by Customer or third-party contractors, suppliers, or licensors acting at Customer's request or created by Manufacturer or third-party contractors, suppliers, or licensors acting at Manufacturer's request, in each case specifically for use in the manufacture and assembly of Products hereunder, including drawings, routings, Bills of Materials, schematics, circuit diagrams, Specifications, and test documents.

"Nonrecurring Charges (NRC)" shall mean charges for special development or other activities listed under this designation in a Statement of Work, Purchase Order, or Procedure and Timetable.

"Products" shall mean the Customer's GlobalPC personal computer specified in each Purchase Order issued under this Agreement, and as described in the Specifications, which comprises the integrated unit described in each Statement of Work. There can be multiple versions of a Product, based on differences provided for under Bills of Materials and Statements of Work.

"Purchase Order" shall mean an order to purchase a specific quantity of a Product submitted by Customer and accepted by Manufacturer in accordance with this Agreement, which refers to the version and volume of Products to be manufactured and purchased; price terms; scheduled delivery dates (unless submitted on open delivery terms); and "sold to," "invoice to," and "ship to" addresses.

"Specifications" shall mean the description of the Product, as provided through detailed drawings, an approved vendor list, in-process and final test criteria, or similar documentation.

"Statement of Work" shall mean a document relating to a particular Product, documented and agreed on by Manufacturer and Customer, which refers to the Specifications for the Product that Manufacturer agrees to manufacture or assemble pursuant to Purchase Orders Customer may submit hereunder. If multiple versions of a Product are contemplated, an initial Statement of Work may give a generalized description or provide sample specifications and leave the detailed specifications of each version to the terms of further Bills of Materials or Statements of Work. Price terms, packaging, and applicable testing procedures for each Product may be set forth in a Statement of Work or Procedure and Timetable. A Statement of Work may include minimum volume purchase commitments to be satisfied through future Purchase Orders. A Statement of Work may be implemented by reference to a new or changed Bill of Materials. A Statement of Work may provide for special packaging or logo requirements.

                                  SCHEDULE 2.1

                                 Number of Units

         Total amount of units in 2000 shall be at least 705,000 units.

                                  SCHEDULE 4.1

                                     Pricing

     The actual cost per unit of Product will be established by both parties based upon the lowest costs that the Manufacturer and the Customer each in good faith using best efforts can secure relating to the manufacture of the Products, (the "Manufacturing Costs") including, but not limited to, Manufacturer Components and Customer Components, respectively, and Manufacturer's and Customer's respective related overhead and processing fees, and packaging costs and ocean freight costs, and banking and finance costs. In no event shall the cost per unit for the first 100,000 units exceed US $292.00. The pricing for next batch of 150,000 shall be decided jointly by the Customer and the Manufacturer later on according to the actual cost at that time.

                                   EXHIBIT 5.5

                          Form of Shipment Release Memo


                                                   No. __________


Date:

From:     MyTurn.com

To:       Shanghai Industrial Investment (Group) Co. Ltd.


Dear Sirs:

     This memo is a confirmation that the GPC products specified below have been inspected and accepted. They are released for shipment.

Product Model

---------------------- ---------------------------------------------------------
Lot identification                                         Serial numbers:


---------------------- ---------------------------------------------------------
Number of units in shipment                                 Remarks:





---------------------- ---------------------------------------------------------




MyTurn.com, Inc.


---------------------
Authorized Signature